Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement. This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy securities in the United States or in any other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Neither this announcement nor anything herein forms the basis for any contract or commitment whatsoever. Neither this announcement nor any copy hereof may be taken into or distributed in the United States. The securities referred to herein have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. No public offer of securities is to be made by the Company in the United States. (incorporated in the Cayman Islands with limited liability) (Stock Code: 1128 and Debt Stock Code: 5279, 5280) REDEMPTION AND DELISTING OF SENIOR NOTES DUE 2021 (DEBT STOCK CODE: 5983) Reference is made to the announcement of Wynn Macau, Limited (the “Company”) dated 21 September 2017 (the “Announcement”) in relation to the decision of the Company to redeem all of the outstanding 2021 Notes. Capitalised terms used and not otherwise defined in this announcement have the meanings ascribed to them in the Announcement. The Company wishes to announce that the 2021 Notes were redeemed in full on 20 October 2017, and accordingly, there are no outstanding 2021 Notes in issue. The Company has applied to The Stock Exchange of Hong Kong Limited for the withdrawal of the listing of the 2021 Notes. Such withdrawal of listing is expected to become effective upon the close of business on 27 October 2017. By Order of the Board Wynn Macau, Limited Stephen A. Wynn Chairman Hong Kong, 23 October 2017 As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Matthew O. Maddox and Kim Sinatra (as Non-Executive Directors); Allan Zeman, Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors). * For identification purpose only. Exhibit 99.1